  EXHIBIT 2.2

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and among PETRODOME NAPOLEONVILLE, LLC, a Texas limited liability company having an office at 15915 Katy Freeway, Suite 450, Houston, Texas 77094 (“Seller”), on the one hand, and WPP PETRO, L.L.C, a Delaware limited liability company (“Buyer”), on the other hand. Seller and Buyer may each be referred to herein as a “Party” and collectively as the “Parties”.

Article I

Purchase and Sale of Assets; Effective Time; Purchase Price

1.1. Purchase and Sale of Assets. Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, fifty percent (50%) of Seller’s right, title, and interest in and to the following described properties, rights, and interests (collectively, the “Assets”):

(a) the oil, gas and condensate wells (whether producing, temporarily abandoned or permanently abandoned) described on Exhibit A (collectively, the “Wells or Well”),

(b) and all oil and gas leases and mineral interests, and any associated units, including, to the extent applicable, those specifically described in Exhibit B and including all leasehold estates, fee mineral estates, royalty interests, overriding royalty interests, net profits interests, reversionary interests, or similar interests associated therewith (collectively, the “Leases”) and all lands covered thereby or lands pooled or unitized therewith and all lands covered by such Leases and interests;

(c) all rights, benefits, privileges, obligations and interests in any pooled area or proration unit in which the Wells are included or to which the Wells are attributable, to the extent such rights, benefits, privileges, obligations and interests arise from and are associated with the Wells, including, without limitation, those derived from any declaration or order of any governmental authority (collectively, the “Units or Unit”);

(d) all permits, easements, rights-of-way, licenses, contracts, servitudes, surface leases, surface use agreements, surface fee tracts, fee surface interests and any and all other similar rights, benefits, privileges, obligations and interests used or held for use in connection with the production, separation, gathering, treatment, processing, storing, transporting, sale or disposal of Hydrocarbons therefrom (collectively, the “Permits and Easements”);

(e) all tangible personal property, above ground and downhole equipment, installations, fixtures, improvements and other appurtenances, including, without limitation, all equipment, machinery, facilities, flow lines, gathering lines, gas lines, water lines, pipelines, power lines, tubing, valves, well pads, well heads, pumps, casing, caissons, motors, platforms, tank batteries, separators, treaters, rods, tanks, improvements, towers, SCADA equipment, radios, meters, computers, spare parts, compressors, pipe, vehicles, vessels, processing equipment and facilities, compression equipment and facilities and any and all other tangible personal property as the same are located on, appurtenant to and/or used or held for use in connection with the Wells, the Units, the Leases and/or the Permits and Easements (collectively, the “Equipment”);

(f) all agreements and contracts relating to the Assets as such are legally assignable (including assignable with consent), including, without limitation, all existing and effective sales, purchase, exchange, gathering, transportation, processing and gas contracts, operating agreements, balancing agreements, farmout agreements, farmin agreements, service agreements, exploration agreements, surface leases, permits and licenses, surface use agreements, other surface rights and any other contracts, agreements and instruments as the same relate to the Assets described herein (collectively, the “Related Contracts”);

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(g) all of the oil, gas and associated hydrocarbons as the same are produced from or attributable to the Leases, Wells and/or Units, or any property pooled or unitized therewith (including, without limitation, the Units), from and after the Effective Time, including, without limitation, any oil currently in storage on the Leases and even if such oil was produced prior to the Effective Time (collectively, the “Hydrocarbons”);

(h) all records and data relating to the Assets, including, without limitation, Well records, Unit records, Lease records, division order records, title records (including abstracts of title, title opinions, title reports, runsheets, mineral ownership reports and other muniments of title), engineering records, geological and geophysical records (including, without limitation, seismic data, reserve reports and interpretations thereof), technical data, correspondence, electronic data files, maps, production records, electric logs, core data, pressure data, decline curves, appraisals and accounting records and any and all other records and data as the same relate to the Assets described herein (collectively, the “Records”), to the extent such Records are in the possession or control of Seller or any of Seller’s affiliated or subsidiary entities;

(i) all proceeds, benefits, income or revenues with respect to the Assets attributable to periods from and after the Effective Time.

Notwithstanding anything herein to the contrary, it is expressly understood and agreed that Seller shall retain, and the Assets shall not include, any and all of the following:

(A) Seller’s corporate, financial and tax records and legal files (except abstracts of title, title opinions, runsheets, mineral ownership reports and other muniments of title), except that Seller will make available to Buyer any tax records that are necessary for Buyer’s ownership, administration or operation of the Assets, which such records may be copied at Buyer’s expense; and

(B) all proceeds, benefits, income and/or revenues with respect to the Assets attributable to periods before the Effective Time.

1.2.Effective Time. The effective time for the sale and purchase of the Assets shall be 12:01 a.m. Central time on June 1, 2022 (the “Effective Time”).

1.3. Purchase Price. The net purchase price (the “Purchase Price”) for the Assets shall be thirty seven thousand five hundred dollars ($37,500).

Article II

Representations and Warranties

2.1. Reciprocal Representations and Warranties. By their execution of this Agreement, Seller, as to Seller, and Buyer, as to Buyer, each represent and warrant to the other that the following statements are true and accurate as to itself, in each case, as of the execution date of this Agreement, the Effective Time, and the Closing Date.

(a) Existence. It is a legal entity duly organized, validly existing and in good standing under the laws of its state of formation, is duly qualified to carry on its business in the states where the Assets are located where such qualification is required.

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(b) Legal Power. It has the legal power and right to enter into this Agreement and each agreement contemplated hereby to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. None of the execution and delivery of this Agreement or each agreement contemplated hereby to which it is or will be a party, the performance of its obligations hereunder or thereunder, or consummation of the transactions contemplated hereby or thereby will violate or conflict with (i) any provision of its organizational documents, (ii) any agreement or instrument to which it is bound or (iii) any applicable law, statute, ordinance, rule, regulation, code, permits, judgments, orders or decrees of any governmental authority (collectively, the “Laws”).

(c) Requisite Approvals. Upon execution of this Agreement, it will have taken all necessary actions pursuant to its governing documents or other legally sufficient means to fully authorize the execution and delivery of this Agreement and any transaction documents related hereto, and the consummation of the transactions contemplated hereby and thereby.

(d) Validity of Obligations. This Agreement and all other transaction documents it is to execute and deliver at Closing: (i) have been, or at Closing will be, duly executed by its authorized representatives; (ii) constitute its valid and legally binding obligations; and (iii) upon execution, are enforceable against it in accordance with their respective terms.

(e) No Violation of Contractual Restrictions. Its execution, delivery and performance of the transaction contemplated by this Agreement and all other transaction documents it is to execute and deliver under the terms of this Agreement does not, to the best of its knowledge, conflict with or violate any agreement or instrument to which it is a party or by which it is bound, except any provision contains in agreements customary in the oil and gas industry relating to: (i) the preferential right to purchase all or any portion of the Assets; (ii) required consents to transfer and related provisions; (iii) maintenance of uniform interest provisions; and (iv) any other third-party approvals or consents contemplated by this Agreement. Should such violation or restriction, as the case may be, arise hereafter, not to exceed six (6) months from the Closing Date hereof, the Seller or Buyer, as the case may be, shall take definitive steps to correct such issue in a manner so as to accommodate the requirements hereof.

(f) No Violation of Other Legal Restrictions. Its execution, delivery and performance of the transaction contemplated by this Agreement and all other transaction documents it is to execute and deliver under the terms of this Agreement does not, to the best of its knowledge, violate any law, rule, regulation, ordinance, judgment, decree or order to which it or the Assets or any portion thereof is subject.

(g) Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against it.

(h) Brokers Fees. Except for a commission due to RedOaks to be paid by the Seller on closing of this transaction, it has not incurred any obligation for brokers, finders or similar fees for which any other Party hereto would be liable.

(i) No Restraining Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to its actual knowledge, threatened in writing against it before any court or governmental agency that seeks substantial damages in connection with, or seeks to restrain, enjoin, materially impair or prohibit the consummation of all or any part of the transaction contemplated by this Agreement or any other transaction documents related hereto.

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2.2. Seller’s Representations and Warranties. By its execution of this Agreement, Seller represents and warrants to Buyer that the following statements are true and accurate, in each case, as of the execution date of this Agreement, the Effective Time, and the Closing Date.

(a) Lawsuits and Claims. There is no suit, action, litigation or proceeding in which Seller is a party and has been served with respect to the Property, and there is no suit, action, litigation, or proceeding threatened against Seller with respect to the Property, or against any of the Property, in each case, in any court, arbitration venue or other dispute resolution venue or otherwise by or before any governmental authority.

(b) Compliance with Laws. To the best of the Seller’s knowledge, it has not violated in any material respect any, and Seller is in compliance in all material respects with all, applicable Laws with respect to the ownership or maintenance of the Assets.

(c) Consents and Preferential Purchase Rights. To the best of the Seller’s knowledge, there are no third party preferential purchase rights, rights of first refusal or similar rights, or third party consents to assign or similar approvals, excluding consents ordinarily obtained after Closing, that are applicable to the transfer of the Assets by Seller to Buyer.

(d) Contracts. All contracts (including Related Contracts, but excluding oil and gas leases and associated contracts as such are related to the Wells which are no longer producing, and may be abandoned or temporarily abandoned) comprising any portion of the Assets are in full force and effect, and neither Seller nor, to Seller’s knowledge, any counterparty thereto, is in breach of any of its obligations thereunder.

(e) Leases. To the best of the Seller’s knowledge, all oil, gas and mineral leases (including Leases) included within the Assets are in full force and effect according to their respective terms and provisions and all rights granted thereby are valid and subsisting, and Seller has not received any written notices or demands affecting or relating to such rights. Seller is not in default with respect to any of its obligations thereunder and, to the knowledge of Seller, no counterparty thereto is in default with respect to any of its obligations thereunder.

(f) Compliance with Laws; Permits. To the best of the Seller’s knowledge, the Assets are in compliance in all material respects with, and have been operated in compliance with all material respects with, all applicable Laws. All necessary permits, licenses, approvals, consents, certificates, and other authorizations with respect to the ownership and operation of the Assets have been obtained and maintained in full force and effect.

(g) Environmental Matters. There are no formally noted or recorded uncured violations of any environmental Laws with respect to any of the Assets and no remediation obligations upon or arising from ownership or operation of any of the Assets under any environmental Law or any contracts relating to the Assets requiring any portion of the Assets to be kept in a better, higher, or more stringent environmental condition than that required by environmental Laws.

(h) Wells. To the best of the Seller’s knowledge, during Sellers ownership hereof, all wells (including Wells) that constitute part of the Assets have been drilled, completed, and operated in compliance in all material respects with (i) the oil, gas and mineral leases (including Leases) that constitute part of the Assets and (ii) all applicable Laws.

(i) Certain Interests; Liens; Mortgages. None of the Assets are subject to any type of payout, back-in, or other reversionary interest in favor of any third party. None of the Assets are subject to any type of lien or mortgage (other than those that will be discharged in full prior to the Closing).

(j) No Default. Seller has not received any written notice of default with respect to any order, writ, injunction, or decree of any court, commission or administrative agency in connection with the ownership of the Assets or any part thereof that would adversely affect the value of the Assets or Seller’s title thereto.

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(k) Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, or a disregarded entity as defined in Treasury Regulation §1.1445-2(b)(2).

(l) Tax Matters. All tax returns with respect to any of the Assets have been timely filed and are true, correct, and complete in all material respects. All taxes (including, but not limited to, all ad valorem, property, production, severance, excise and other taxes and assessments (collectively, “Taxes”) with respect to any of the Assets (whether or not shown due on such tax returns) have been timely paid in full. There are no liens for Taxes (other than Taxes not yet due and payable) affecting any portion of the Assets. Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable governmental authority for assessment of Taxes with respect to any of the Assets, and, to Seller’s knowledge, no such claim has been threatened. To Seller’s knowledge, no written claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that it is or may be subject to taxation in that jurisdiction as a result of holding any of the Assets. To Seller’s knowledge, no audit, administrative, judicial, or other proceeding with respect to Taxes with respect to any of the Assets has been commenced or is presently pending. None of Assets are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

2.3 Buyer’s Representations and Warranties. By its execution of this Agreement, each entity comprising Buyer, as to such Buyer entity severally and not jointly or jointly and severally, represents and warrants to Seller that the following statements are true and accurate, as to itself in each case, as of the execution date of this Agreement, the Effective Time, and the Closing Date.

(a) Securities Laws. Buyer is acquiring the Assets for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules, or regulations.

2.4 Disclaimers.

(a) Use and Fitness. As to the Assets, except for the express representations and warranties contained herein or in any transaction document related hereto, Seller expressly disclaims any and all other use and fitness representation and warranties, express, implied, statutory, or otherwise. Buyer agrees that the Assets are being conveyed to Seller, and Seller accepts same, in its “AS IS”, “WHERE IS” condition, with all faults, except for the express representations and warranties contained herein or in any transaction document related hereto, including the special warranty of title contained in Section 3.1 (a) below and in the Conveyance. Except for the express representations and warranties contained herein or in any transaction document related hereto, Seller expressly disclaims any representation or warranty, whether express, implied, under common law, by statute or otherwise, or to the title or condition of the Assets. Except for the express representations and warranties contained herein or in any transaction document related hereto, Seller also expressly disclaims and negates any implied or express warranty at common law, by statute or otherwise relating to the accuracy of any information furnished with respect to the existence or extent of reserves or the value of the Assets based thereon or the condition or state of repair of the Assets.

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(b) Prior Use and Condition. Buyer acknowledges that the Assets have been utilized for the purpose of exploration, development, and production of oil and gas. Buyer also acknowledges that crude oil, natural gas, natural gas liquids, produced water, and other wastes associated with oil and gas production and exploration operations, may have been spilled, released, or disposed of on-site by, among other ways, placement in pits, burial, land farming, land spreading and underground injection, into or onto the ground around the Wells. In addition, Buyer acknowledges that some oilfield production equipment may contain naturally-occurring radioactive material (hereinafter referred to as “NORM”). Buyer acknowledges and agrees that, prior to the Effective Date of this Agreement, Buyer has been given adequate and timely access to and has access to the Assets, Seller’s records relating to the Assets, and public records regarding the Assets. Buyer hereby agrees to accept responsibility and liability for the past, present, and future condition of the Assets as the same relates to NORM.

(c) Environmental Condition. Without limiting the express representations and warranties contained herein or in any transaction document related hereto, Buyer acknowledges that it has been given sufficient opportunity to conduct its own environmental assessment of the Assets and satisfied itself with the environmental condition of the Assets.

Article III

Closing

3.1. Closing. Closing of the transactions contemplated by this Agreement (the “Closing”) shall be consummated and closed on or before August 1, 2022, or on such other date as the Parties may mutually agree in writing, and shall be consummated remotely by the execution and delivery of closing deliverables via e-mail with originals to follow immediately upon the request of any Party. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. At Closing, the following events shall occur, each being a condition precedent to the other and each being deemed to occur simultaneously:

(a) Conveyance. Seller and Buyer shall each execute, acknowledge and deliver to one another (i) an Assignment, Conveyance and Bill of Sale dated effective for all purposes as of the Effective Time, substantially in the form attached hereto as Exhibit C (the “Conveyance”), conveying the Assets to Buyer with special warranty of title by, through or under Seller, and (ii) such other assignments, bills of sale, certificates of title, deeds, or other instruments necessary to transfer the Assets to Buyer, in each case, dated effective for all purposes as of the Effective Time. After Closing, Buyer shall be responsible for filing and recording (at Buyer’s sole cost) the original fully executed and acknowledged Conveyance and any other instruments that must be filed and recorded to effectuate the transfer of the Assets.

(b) Release Instruments. Seller shall execute, acknowledge (if necessary) and deliver, or have executed, acknowledged (if necessary) and delivered, to Buyer recordable releases of all liens, claims, security interests, mortgages, charges and encumbrances arising by, through or under Seller, but not otherwise, burdening the Assets or any portion thereof in a customary form reasonably acceptable to Buyer.

(c) Purchase Price. Buyer shall deliver to Seller the Purchase Price by wire transfer to an account designated in writing by Seller.

(d) Records. Seller shall deliver to Buyer the Records, to the extent such Records are in the possession or control of Seller or any parent, subsidiary, affiliated or related entity of Seller.

3.2. Seller’s Closing Conditions. The obligations of Seller to consummate the transactions contemplated hereby are subject, at the option of Seller, to satisfaction of the following conditions on or prior to the Closing Date (any of which may be waived in writing by Buyer at its sole election):

(a) Representations. The representations and warranties of Buyer shall be true and correct in all material respects on the date of execution of this Agreement, the Effective Time, and on the Closing Date.

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(b) Performance. Buyer shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at, or prior to the Closing, in all material respects, or any such exception(s) thereto shall be specifically noted and delivered to Buyer in writing on or before Closing.

(c) Pending Matters. No suit, action or other proceeding shall be pending or threatened that (i) seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or (ii) is related to or arises out of the transactions contemplated by this Agreement.

(d) Change of Operatorship. Operatorship of the Wells shall have been transferred from Petrodome Operating, LLC to an operator designated by the Buyer and acknowledged by the State.

3.3. Buyer’s Closing Conditions. The obligations of Buyer to consummate the transactions contemplated hereby are subject, at the option of Buyer, to satisfaction of the following conditions on or prior to the Closing Date (any of which may be waived in writing by Seller at its sole election):

(a) Representations. The representations and warranties of Seller shall be true and correct in all material respects on the date of execution of this Agreement, the Effective Time, and on the Closing Date.

(b) Performance. Seller shall have performed all obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at, or prior to the Closing, in all material respects, or any such exception(s) thereto shall be specifically noted and delivered to Seller in writing on or before Closing.

(c) Pending Matters. No suit, action or other proceeding shall be pending or threatened that (i) seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement or (ii) is related to or arises out of the transactions contemplated by this Agreement.

3.4. Certain Additional Covenants.

(a) Best Efforts to Consummate Transactions. Each Party agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate the transactions as contemplated by this Agreement.

(b) Further Assurances. After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute, acknowledge (where appropriate), and deliver, or shall cause to be executed, acknowledged (where appropriate) and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to effectuate the transactions and agreements contemplated by this Agreement. Without limiting the foregoing, if any of the Assets are incorrectly or incompletely described herein or in the Assignment, the Parties shall work together in good faith to correct such incorrect or incomplete description.

(c) Records, Contracts and Files. Within five (5) business days after the Closing, all original or legible copies of the Records (including lease records, land records, existing contract, well files, well logs, core analyses, drilling records, and all other pertinent materials) pertaining to the Assets in the possession or control of Seller or any parent, subsidiary, affiliated or related entity of Seller shall be delivered to Buyer.

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(d) Notices after Closing. Seller shall promptly notify Buyer of its receipt after the Closing Date of any instrument(s), notification(s), or other document(s) affecting the Assets and shall promptly provide Buyer with a copy of such notice.

(e) Revenue of Other Party. If either Party receives revenues that belong to the other Party pursuant to this Agreement, then the Party receiving such revenues agrees to remit those revenues in immediately available funds to the other Party promptly, but in any event no later than the fifteenth (15th) day of the month following any month such revenues are received.

(f) Property Tax Proration. Seller shall remain responsible for ad valorem and similar Taxes associated with the Assets that are attributable to the periods of time prior to Effective Time and Buyer shall be responsible for ad valorem and similar Taxes associated with the assets from and after the Effective Time. Should these taxes not be taken care of at Closing, such prorated payments shall be due and payable by the Party paying such taxes within thirty (30) days of receipt of a properly documented invoice for the same.

Article IV

Apportionment of Liabilities; Indemnity Obligations

4.1. Apportionment of Liabilities.

(a) Retained Obligations. From and after the Effective Time, Seller will retain responsibility for all obligations and non-environmental liabilities, including, without limitation, obligations associated with funds held or required to be held in suspense, related to the ownership, use or operation of the Assets that arise, accrue or are attributable to periods prior to the Effective Time (collectively, the “Retained Obligations”); provided, however, it is further expressly understood and agreed that Seller shall not, and does not, retain any liability or responsibility for, and the Retained Obligations DOES NOT INCLUDE, any liabilities related to (i) compliance with environmental Laws or (ii) plugging and abandonment obligations as such is related to the Wells, which are understood, agreed and accepted to be the sole and complete responsibility, liability and obligation of Buyer (collectively, the “Environmental Liabilities”).

(b) Assumed Obligations. Without limiting the previous sentence in any way, from and after the Effective Time, Buyer will assume responsibility for (i) all obligations and liabilities related to the ownership, use or operation of the Assets that are attributable to periods from and after the Effective Time (collectively, the “Assumed Obligations”), and (ii) the Environmental Liabilities.

4.2. Seller’s Indemnity Obligations. From and after the Effective Time, to the fullest extent permitted by law, Seller shall RELEASE, INDEMNIFY, PROTECT, DEFEND, AND HOLD HARMLESS each entity comprising Buyer and their respective parent, subsidiary, and affiliated entities of any tier and its and their respective officers, owners, members, managers, shareholders, joint venturers, co-owners, directors, employees, consultants, advisors, and any successors or assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all demands, losses, liabilities, claims, damages, obligations, causes of action, suits, judgments, liens, expenses, fines, penalties, and costs (including reasonable attorneys’ fees, court costs, expert fees, and other reasonable costs) (collectively, “Losses”) incurred by any of the Buyer Indemnified Parties and caused by, resulting from or in any way incidental or attributable to: (i) any breach of, misrepresentation in, untruth in or inaccuracy in any representation or warranty of Seller contained in this Agreement or in any transaction document related hereto; (ii) any breach of any covenant of Seller contained in this Agreement, the Conveyance or in any transaction document related hereto; or (iii) Retained Obligations.

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4.3. Buyer’s Indemnity Obligations. From and after the Effective Time, to the fullest extent permitted by law, each entity comprising Buyer, severally and not jointly or jointly and severally, shall RELEASE, INDEMNIFY, PROTECT, DEFEND, AND HOLD HARMLESS Seller and its parent, subsidiary, and affiliated entities of any tier and its and their respective officers, owners, members, managers, shareholders, joint venturers, co-owners, directors, employees, consultants, advisors, and any successors or assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by any of the Seller Indemnified Parties and caused by, resulting from or in any way incidental or attributable to: (i) any breach of, misrepresentation in, untruth in or inaccuracy in any representation or warranty of such Buyer entity contained in this Agreement or in any transaction document related hereto; (ii) any breach of any covenant of such Buyer entity contained in this Agreement, the Conveyance or in any transaction document related hereto; (iii) the Assumed Obligations; or (iv) the Environmental Obligations.

4.4. Express Negligence Disclosure. UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY, RELEASE, WAIVER, AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY CAUSES, IN WHOLE OR IN PART, AN INDEMNIFIED CLAIM, INCLUDING, WITHOUT LIMITATION, INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY OR THE INDEMNIFIED PARTY’S SOLE OR CONCURRENT NEGLIGENCE OF ANY DEGREE, STRICT LIABILITY OR FAULT. SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT THE FOREGOING STATEMENT IS CONSPICUOUS, AFFORDS FAIR AND ADEQUATE NOTICE AND COMPLIES WITH THE EXPRESS NEGLIGENCE RULE.

4.5. Specific Performance. Without imitating any other remedies that may be available, each Party shall be entitled to specific performance of the other Party’s obligations under this Agreement

4.6. Notification. Within thirty (30) days after a third party has notified a Party in writing of a claim for which such Party (the “Indemnified Party”) is entitled to indemnification from the other Party (the “Indemnifying Party”), the Indemnified Party so notified will notify the Indemnifying Party and afford the Indemnifying Party the opportunity to assume the defense or settlement of such claim at its own expense with counsel of its choosing, and the Indemnified Party will reasonably cooperate to make available all pertinent information under its control or in its possession. The Indemnified Party has the right to join in the defense of any such claim with counsel of its own choosing and at its own expense. Notwithstanding the notice requirement provided in this section, the right to indemnification under this Agreement shall not be affected by any failure to give or any delay in giving such notice unless, and then only to the extent that, the Indemnifying Party’s rights and remedies have been actually materially prejudiced as a result of such failure or delay

Article V

Termination

5.1. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing:

(a) by Seller, at Seller’s option, if any of the conditions set forth in Article 3.2 have not been satisfied on or before the Closing Date;

(b) by Buyer, at Buyer’s option, if any of the conditions set forth in Article 3.3 have not been satisfied on or before the Closing Date;

(c) by the mutual written consent of the Parties; or

(d) by Seller or Buyer if the Closing shall not have occurred on or before August 1, 2022;

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provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), or (b) above if such Party is at such time in material breach of any provision of this Agreement.  If this Agreement is terminated by a Party because of the breach of this Agreement by the counter Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the failure of the other Party to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.  If the obligation to close the transactions contemplated hereby is terminated pursuant to any provision of this section, then this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder.

Article VI

Miscellaneous

6.1. Subrogation of Warranties and Indemnities. To the extent transferable (including transferable with consent), Seller will assign and grant to Buyer, its successors and assigns (and Seller will execute any documentation reasonably necessary to effect such assignment and grant), the full power and right of substitution and subrogation in and to and all covenants and warranties (including, without limitation, warranties of title) and in and to all rights to indemnification (including, without limitation, environmental, injury to property or persons (including, without limitation, death and disability)) given or made with respect to the Assets or any part thereof by preceding owners, vendors, contractors or others

6.2. Notices. All notices and other communications required, permitted, or desired to be given hereunder must be in writing and sent by (a) registered or certified U.S. mail (return receipt requested), properly addressed as shown herein below, and with all postage or charges fully prepaid, (b) by hand delivery, (c) by facsimile transmission, or (d) by electronic mail transmission. Date of service by mail, hand delivery, facsimile or electronic mail is the date on which such notice or other communication is actually received by the addressee.

If to Seller:	If to Buyer:
Petrodome Napoleonville, LLC Attn: James Doris, Chairman 15915 Katy Freeway, Suite 450 Houston, TX 77094 Phone: 281-404-4387 Email: jdoris@vikingenergygroup.com	WPP Petro, L.L.C. Attn: James A. Bohannon, III, Sole Member P.O.Box 835, Pinehurst, TX 77362 Phone: Email:

Each Party may change its address by notifying the other Parties in writing.

6.3 Exhibits; Entire Agreement; Amendments. The exhibits identified in this Agreement are incorporated herein by reference and made a part hereof for all purposes. This Agreement (together with all other agreements and instruments contemplated hereby to which the Parties are or will be a party) contains the entire agreement between the Parties with respect to the transaction covered hereby and thereby and supersedes all prior agreements between the Parties, oral or written, relating to the subject matter of this Agreement and all other agreements or instruments contemplated hereby to which the Parties are or will be a party. This Agreement may be amended, modified, altered or supplemented only by written agreement signed by duly authorized representatives of all Parties.

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6.4 Binding Effect. This Agreement binds and inures to the benefit of the Parties and their respective successors and permitted assigns, and all the terms, provisions, covenants, obligations, indemnities, representations, warranties, and conditions of this Agreement shall be enforceable by the Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement (or any of its rights or obligations hereunder) to any other person or entity without the prior written consent of the other Party, which consent cannot be unreasonably withheld.

6.5 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, then that provision will be deemed modified to the extent necessary to make it valid and enforceable, and if it cannot be so modified, then it shall be deemed deleted and the remainder of this Agreement shall continue in full force and effect.

6.6 Interpretation. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and all other agreements or instruments contemplated hereby to which the Parties are or will be a party. In the event an ambiguity or question of intent or interpretation arises, this Agreement and such ancillary agreements shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or such ancillary agreement. The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. References herein to the “knowledge” of a Party, shall mean the knowledge of such Party and any of its officers or management level personnel, as a prudent business person, could have obtained after making reasonable inquiry with respect to the particular matter in question, including reasonable inquiry of any other appropriate employees and contractors of such Party.

6.7 Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Texas, without regard to any provision thereof that would result in the application of the laws of another jurisdiction.

6.8 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY(IES) WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY(IES) HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS.

6.9 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

6.10 Survival. All of the representations and warranties included or provided for in this Agreement or any transaction documents related hereto shall survive Closing for the full applicable statute of limitations. All of the covenants and agreements that are to be performed on or prior to the Closing Date shall terminate as of the Closing Date. Unless expressly stated herein to the contrary, all of the covenants, agreements and indemnities that are to be performed from and after the Closing Date and the special warranty of title contained in the Conveyance shall survive without time limit

6.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which when taken together shall constitute but one and the same instrument. Signatures exchanged by fax or pdf signatures shall be considered binding.

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SELLER:

PETRODOME NAPOLEONVILLE, LLC

By:	/s/ James A. Doris

Printed Name:	James A. Doris

Title:	Chairman

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This Purchase and Sale Agreement is executed by the undersigned duly authorized representatives of Seller and Buyer to be effective for all purposes as of the Effective Time.

BUYER:

WPP PETRO, L.L.C.

By:	/s/ James A. Bohannon, III

Printed Name:	James A. Bohannon, III

Title:	Sole Member

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Exhibit “A”

Wells

Note: Buyer is purchasing 50% of Seller’s interest in the wells.

Assumption Parish, Louisiana

Well Name	Well Type	API Number	State Well ID Number	Status	WI	NRI
Hensarling #1	oil	17-00-720522	13276	producing	0.24680908	0.18277065
Noelie Templet SWD	SWD	17-00-720528	13140	SWD	0.24680908

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Exhibit “B”

Leases

LEASES

All Oil & Gas Leases and any renewal or extension thereof.

LOUISIANA

PETRODOME NAPOLEONVILLE, LLC
Assumption Parish, Louisiana
LESSOR	LESSEE	EFFECTIVE DATE	BOOK	PAGE	ENTRY NO.
Alden Charlet, et al	Angelle & Donohue Oil & Gas Proper	11/27/2011	271	307	228041
Co-Lessor's Agreement	Angelle & Donohue Oil & Gas Proper	11/27/2011	271	307	235729
Louise Lasseigne Stevens, et al	Waterloo Oil & Gas, L.L.C.	6/25/2010	308	353	243600
Percy LeBlanc, et al	Angelle & Donohue Oil & Gas Proper	7/10/2011	316	579	247136
Roseanne Savoy Shirley, et al	Waterloo Oil & Gas, L.L.C.	7/1/2010	308	477	243653
Emmet J. Simoneaux , Jr.	Angelle & Donohue Oil & Gas Proper	4/27/2011	309	300	244023
Nancy Simoneaux Alexander	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	308	244024
Diane Simoneaux Truxillo	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	315	244025
Ross Simoneaux	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	322	244026
Herman Simoneaux	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	329	244027
Martha Simoneaux Smith	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	336	244028
Wallace Simoneaux	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	343	244029
Curtis Simoneaux	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	350	244030
Murry F. Landry, III, et al	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	357	244031
Alfred Paul LeBlanc, Jr., et al	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	365	244032
Noelie Simoneaux Templet	Angelle & Donohue Oil & Gas Proper	4/26/2011	309	373	244033
Carolyn Simoneaux Blanchard	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	380	244034
Kenneth D. Simoneaux	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	387	244035
Huey P. Simoneaux, Sr., et al	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	394	244036
Huey P. Simoneaux, Sr.	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	403	244037
Huey P. Simoneaux, Sr., et al	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	410	244038
Paul J. Rousseau, et ux	Angelle & Donohue Oil & Gas Proper	5/9/2011	309	419	244039
Huey Simoneaux, et ux	Angelle & Donohue Oil & Gas Proper	4/20/2011	309	426	244040
Theresa Landry Hensarling	Angelle & Donohue Oil & Gas Proper	4/15/2011	309	433	244041
Wayne Joseph Barrilleaux, et al	Angelle & Donohue Oil & Gas Proper	4/20/2011	310	686	244754
Huey P. Simoneaux, Sr., et al	Angelle & Donohue Oil & Gas Proper	4/20/2011	310	701	244756
Wayne Joseph Barrilleaux, et al	Angelle & Donohue Oil & Gas Proper	4/20/2011	310	710	244757
Alden P. Charlet, et al	Angelle & Donohue Oil & Gas, Inc.	11/27/2011	311	165	245158
John P. Rose, et ux	Angelle & Donohue Oil & Gas Proper	11/30/2011	311	210	245159
Todd Lambert	Angelle & Donohue Oil & Gas Proper	11/30/2011	311	248	245161
Wayne Joseph Barrilleaux, et al	Angelle & Donohue Oil & Gas Proper	5/20/2011	311	217	245160
Leroy J. LeBlanc, et al	Angelle & Donohue Oil & Gas Proper	5/26/2011	311	620	245366
David L. Bouquet	Angelle & Donohue Oil & Gas Proper	5/20/2011	311	665	245367
Roland J. Landry, et ux	Angelle & Donohue Oil & Gas Proper	9/16/2011	311	862	245454
Roland J. Landry, et ux	Angelle & Donohue Oil & Gas Proper	9/16/2011	311	869	245455
David J. Templet, et al	Angelle & Donohue Oil & Gas Proper	9/16/2011	311	876	245456
Charlotte D. Landry, et ux	Angelle & Donohue Oil & Gas Proper	9/16/2011	311	884	245457
Barry J. Bates, et ux	Angelle & Donohue Oil & Gas Proper	9/16/2011	311	891	245458
David J. Templet, et ux	Angelle & Donohue Oil & Gas Proper	9/16/2011	311	898	245459
Huey P. Simoneaux, Jr., et ux	Angelle & Donohue Oil & Gas Proper	9/16/2011	311	905	245460
Noelie Simoneaux Templet	Angelle & Donohue Oil & Gas Proper	9/16/2011	311	912	245461
Wallace Simoneaux	Angelle & Donohue Oil & Gas Proper	9/16/2011	311	919	245462
Rene P Landry, et ux	Angelle & Donohue Oil & Gas Proper	9/16/2011	312	15	245475
Glenn Joseph Simoneaux, et ux	Angelle & Donohue Oil & Gas Proper	9/16/2011	312	78	245484
Boyd, Bobby J. et ux	Angelle & Donohue Oil & Gas Proper	5/3/2013	326	576	250942
Tracy Scioneaux Gaude	Angelle & Donohue Oil & Gas, Inc.	3/2/2014	327	436	251300
Dell Scioneaux	Angelle & Donohue Oil & Gas Proper	3/2/2014	327	443	251301

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Exhibit “C”

Assignment & Bill of Sale

(see attached)

Signature Page to Purchase and Sale Agreement

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